Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement 333-175025 on Form S-4 of our report dated September 15, 2011 relating to the consolidated financial statements of Diamond Foods, Inc. and the effectiveness of Diamond Foods, Inc.’s internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of Diamond Foods, Inc. for the year ended July 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

San Francisco, California

/s/ Deloitte & Touche LLP

September 15, 2011